Exhibit 3.5

CERTIFICATE OF FORMATION

OF

OTELCO TELEPHONE LLC

                This Certificate of Formation is being executed as of October 20, 1998, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 5 Del. C. §§ 18-101, et seq.

                The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

                1)             Name.   The  name of the limited liability company is Otelco Telephone LLC.

                2)             Registered Office and Registered Agent.  The Company's registered office in the State of Delaware is located at 9 East Loockerman Street, City of Dover, County of Kent 19901. The registered agent of the Company for service of process at such address is National Registered Agents, Inc.

                IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Adam K. Weinstein
Adam K. Weinstein
Authorized Signatory